Exhibit 99.4

Item 8.	Consolidated Financial Statements and Supplementary Data

REPORT OF MANAGEMENT

To the Shareholders of OMNOVA Solutions Inc.:

Management of OMNOVA Solutions Inc. is responsible for preparing the accompanying consolidated financial statements and for assuring their integrity and objectivity. These financial statements were prepared in accordance with U.S. generally accepted accounting principles and fairly represent the transactions and financial condition of the Company in all material respects. The financial statements include amounts that are based on management’s best estimates and judgments. The Company’s financial statements have been audited by Ernst & Young LLP, an independent registered public accounting firm, who has been selected by the Audit Committee of the Board of Directors and approved by the shareholders. Management has made available to Ernst & Young LLP all of the Company’s financial records and related data, internal audit reports, as well as the minutes of shareholders’ and directors’ meetings.

Management of the Company has established and maintains a system of internal accounting controls that is designed to provide reasonable assurance that assets are safeguarded, transactions are properly recorded and executed in accordance with management’s authorization and the books and records accurately reflect the disposition of assets. The system of internal controls includes appropriate division of responsibility. The Company maintains an internal audit department that independently assesses the effectiveness of the internal controls through a program of internal audits.

The Audit Committee is composed of directors who are not officers or employees of the Company. It meets regularly with members of management, the internal auditors and representatives of the independent registered public accounting firm to discuss the adequacy of the Company’s internal control over financial reporting, financial statements and the nature, extent and results of the audit effort. Management reviews with the Audit Committee all of the Company’s significant accounting policies and assumptions affecting the results of operations. Both the independent registered public accounting firm and internal auditors have access to the Audit Committee without the presence of management.

Kevin M. McMullen

Chairman, Chief Executive Officer and President

Michael E. Hicks

Senior Vice President and Chief Financial Officer

January 29, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of OMNOVA Solutions Inc.:

We have audited the accompanying consolidated balance sheets of OMNOVA Solutions Inc. as of November 30, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended November 30, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OMNOVA Solutions Inc. at November 30, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended November 30, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note A to the consolidated financial statements, for the year ended November 30, 2009, the Company eliminated the lag in reporting the results of certain of its consolidated subsidiaries. As discussed in Note B to the consolidated financial statements, effective November 30, 2009, the Company changed its method of accounting for its employee benefit plans. Also, as discussed in Note F to the consolidated financial statements, effective December 1, 2009, the Company changed its method of computing earnings per share.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), OMNOVA Solutions Inc.’s internal control over financial reporting as of November 30, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 29, 2010 expressed an unqualified opinion thereon.

Akron, Ohio

January 29, 2010, except for the effects of the change in method of computing earnings per share, which is described in Note F to the consolidated financial statements, as to which the date is October 4, 2010

OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

	Years Ended November 30,
	2009	2008	2007
	(Dollars in millions, except per share data)
Net Sales	$696.4	$869.4	$745.5
Cost of products sold	536.7	731.4	605.2

Gross profit	159.7	138.0	140.3
Selling, general and administrative	99.9	104.8	99.1
Depreciation and amortization	22.9	23.9	20.1
Fixed asset impairment	1.1	—	—
Restructuring and severance	2.1	.6	1.0
Interest expense	8.1	13.0	16.5
Equity earnings in affiliates, net	—	(.2)	(1.2)
Debt redemption expense	—	—	12.4
Other income, net	(2.3)	(2.1)	(.7)

	131.8	140.0	147.2

Income (loss) from continuing operations before income taxes	27.9	(2.0)	(6.9)
Income tax expense	1.7	.2	.1

Income (loss) from continuing operations	26.2	(2.2)	(7.0)
Discontinued Operations, Net of Tax:
Income from discontinued operations	—	—	.3

Net Income (Loss)	$26.2	$(2.2)	$(6.7)

Basic Income (Loss) Per Share:
Income (loss) from continuing operations	$.59	$(.05)	$(.17)
Income from discontinued operations	—	—	.01

Net income (loss) per share	$.59	$(.05)	$(.16)

Diluted Income (Loss) Per Share:
Income (loss) from continuing operations	$.59	$(.05)	$(.17)
Income from discontinued operations	—	—	.01

Net income (loss) per share	$.59	$(.05)	$(.16)

See notes to consolidated financial statements.

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

	November 30,
	2009	2008
	(Dollars in millions, except per share amounts)
ASSETS:
Current Assets
Cash and cash equivalents	$41.5	$17.4
Accounts receivable, net	105.9	118.3
Inventories	37.5	46.1
Prepaid expenses and other	2.4	4.5
Deferred income taxes	—	1.5

Total Current Assets	187.3	187.8
Property, plant and equipment, net	141.9	153.7
Trademarks and other intangible assets, net	4.4	5.5
Deferred income taxes	1.2	—
Other assets	3.2	4.6

Total Assets	$338.0	$351.6

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$3.3	$6.2
Accounts payable	64.4	68.1
Accrued payroll and personal property taxes	16.4	13.0
Employee benefit obligations	2.6	3.2
Deferred income taxes	.9	—
Other current liabilities	4.0	3.4

Total Current Liabilities	91.6	93.9
Long-term debt	140.8	182.1
Postretirement benefits other than pensions	8.4	9.3
Pension liabilities	65.4	13.0
Deferred income taxes	.9	2.3
Other liabilities	15.8	14.4

Total liabilities	322.9	315.0
Shareholders’ Equity
Preference stock—$1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock—$0.10 par value; 135 million shares authorized; 44.5 million and 43.9 million shares issued as of November 30, 2009 and 2008, respectively	4.4	4.4
Additional contributed capital	314.1	311.8
Retained deficit	(219.9)	(245.4)
Treasury stock at cost; 0.1 million at November 30, 2009 and 2008	(.4)	(.6)
Accumulated other comprehensive loss	(83.1)	(33.6)

Total Shareholders’ Equity	15.1	36.6

Total Liabilities and Shareholders’ Equity	$338.0	$351.6

See notes to consolidated financial statements.

OMNOVA SOLUTIONS INC.

Consolidated Statements of Shareholders’ Equity

For the Years Ended November 30, 2009, 2008 and 2007

(Dollars in millions)	Common Stock	Additional Contributed Capital	Retained Deficit	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity (Deficit)	Total Comprehensive Income (Loss)
2007
Balance November 30, 2006	$4.3	$311.5	$(236.6)	$(6.1)	$(24.6)	$48.5
Net loss			(6.7)			(6.7)	$(6.7)
Cumulative translation adjustment					3.4	3.4	3.4
Unrecognized loss on interest rate swap					(2.5)	(2.5)	(2.5)
Defined benefit pension plans:
Prior service costs					3.5	3.5	3.5
Net actuarial gain					16.3	16.3	16.3

Total comprehensive income							$14.0

Exercise of stock options and other		1.2				1.2
Common stock issuance				1.6		1.6

Balance November 30, 2007	$4.3	$312.7	$(243.3)	$(4.5)	$(3.9)	$65.3

2008
Net loss			(2.2)			(2.2)	$(2.2)
Cumulative translation adjustment					(13.0)	(13.0)	(13.0)
Unrecognized loss on interest rate swap					(1.2)	(1.2)	(1.2)
Defined benefit pension plans:
Prior service costs					.4	.4	.4
Net actuarial (loss)					(15.9)	(15.9)	(15.9)

Total comprehensive loss							$(31.9)

Exercise of stock options and other		(.9)				(.9)
Common stock issuance	.1		.1	3.9		4.1

Balance November 30, 2008	$4.4	$311.8	$(245.4)	$(.6)	$(33.6)	$36.6

2009
Effects of accounting change regarding pension plan measurement date change September 1 – November 30, 2008			(.6)		(.2)	(.8)	$(.2)
Net income			26.2			26.2	26.2
Cumulative translation adjustment					3.4	3.4	3.4
Unrecognized loss on interest rate swap					(.9)	(.9)	(.9)
Defined benefit pension plans:
Prior service costs					(.4)	(.4)	(.4)
Net actuarial gain (loss)					(51.4)	(51.4)	(51.4)

Total comprehensive loss							$(23.3)

Common stock issuance		2.3	(.1)	.2		2.4

Balance November 30, 2009	$4.4	$314.1	$(219.9)	$(.4)	$(83.1)	$15.1

See notes to consolidated financial statements.

OMNOVA SOLUTIONS INC.

Consolidated Statements of Cash Flows

	Years Ended November 30,
	2009	2008	2007
	(Dollars in millions)
Operating Activities
Net income (loss)	$26.2	$(2.2)	$(6.7)
Income from discontinued operations	—	—	(.3)

Income (loss) from continuing operations	$26.2	$(2.2)	$(7.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity earnings in affiliates	—	(.2)	(1.2)
Loss (gain) on disposal of fixed assets	1.0	.1	(1.0)
Depreciation and amortization	22.9	23.9	20.1
Debt redemption expense	—	—	12.4
Non-cash stock compensation expense	2.3	2.4	3.0
Provision for uncollectible accounts	.7	1.0	.5
Provision for obsolete inventories	.8	.4	.4
Other	(.2)	(.2)	.2
Changes in operating assets and liabilities:
Accounts receivable	12.0	(1.7)	(7.6)
Inventories	8.5	(3.8)	2.8
Other current assets	2.2	1.7	.3
Current liabilities	(.7)	(11.5)	(7.3)
Other non-current assets	.1	.6	.8
Other non-current liabilities	(1.6)	7.1	(1.3)
Discontinued operations	—	—	(.3)

Net Cash Provided By Operating Activities	74.2	17.6	14.8
Investing Activities
Capital expenditures	(10.4)	(14.8)	(16.2)
Acquisitions of business, less cash acquired	—	(25.2)	—
Proceeds from insurance settlements	.8	—	—
Proceeds from asset dispositions	.6	—	1.5
Use of restricted cash	—	—	12.3

Net Cash Used By Investing Activities	(9.0)	(40.0)	(2.4)
Financing Activities
Proceeds from borrowings	514.2	728.6	689.3
Repayment of debt obligations	(555.5)	(691.1)	(708.1)
Short-term debt proceeds (payments), net	(2.9)	(2.8)	3.8
Cash paid for debt redemption and refinancing costs	—	—	(12.0)
Other financing activities	—	.3	.5

Net Cash (Used) Provided By Financing Activities	(44.2)	35.0	(26.5)
Effect of exchange rate changes on cash	3.1	(7.8)	.3

Net Increase (Decrease) In Cash and Cash Equivalents	24.1	4.8	(13.8)
Cash and cash equivalents at beginning of period	17.4	12.6	26.4

Cash and Cash Equivalents at End of Period	$41.5	$17.4	$12.6

See notes to consolidated financial statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note A—Significant Accounting Policies

Basis of Consolidation—The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The Company uses the equity method to account for joint ventures.

Effective December 31, 2007, the Company purchased the minority interests in its joint venture businesses (as described in Note C). The 2008 consolidated results of operations include the results of operations for these subsidiaries on the equity method for two months (November and December 2007 prior to the purchase transaction) and full consolidation for ten months (January through October 2008).

Prior to August 1, 2009, the Company’s Decorative Products Asian subsidiaries’ results of operations were included in the Company’s consolidated financial statements on a one-month delay in order to facilitate timely reporting and consolidation. As a result of process improvements during the third quarter of 2009, this one-month delay was eliminated as it was no longer required in order to achieve timely consolidation. The Company believes that this change is preferable as it includes the results of the Asian businesses on a current basis. While a change to eliminate the previously existing reporting lag is considered a change in accounting principle, the Company has not retrospectively applied this change in accounting principle to prior periods since its impact to the consolidated balance sheets and related statements of operations and cash flows was immaterial for all periods. As a result of this change, the Company recognized additional net sales and net income of $8.0 million and $0.2 million, respectively, in the third quarter of 2009.

Use of Estimates—The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications—Certain prior years’ amounts have been reclassified to conform to current year presentation. The Company has revised its consolidated statements of cash flows to reflect non-cash stock compensation expense of $1.2 million and $2.1 million in 2008 and 2007, respectively, as cash flows from operations. These items were previously classified as cash flows from financing activities.

Revenue Recognition—Sales must meet the following criteria in order to be recognized as revenue: 1) persuasive evidence of an arrangement exists; 2) product must be shipped to the customer, whereby shipment results in the transfer of ownership risk to the customer; 3) an established sales price has been set with the customer; 4) collection of the sale revenue from the customer is reasonably assured; and 5) no contingencies exist. The Company estimates and records provisions for quantity rebates, sales returns and allowances in the period the revenue is recognized, based upon its experience. These items are included as a reduction in net sales.

Freight Costs—The Company reflects the cost of shipping its products to customers as cost of products sold. Customer reimbursements for freight are not significant.

Environmental Costs—The Company expenses costs associated with managing hazardous substances and pollution in ongoing operations as incurred. The Company accrues for costs associated with environmental remediation when it becomes probable that a liability has been incurred.

Research and Development Expense—Research and development costs, which were $8.2 million in 2009, $10.3 million in 2008 and $9.1 million in 2007, are charged to expense as incurred.

Cash and Cash Equivalents—The Company considers all highly liquid instruments with maturities of 90 days or less as cash equivalents.

Financial Instruments and Fair Value Measurements—Financial assets and financial liabilities carried on the balance sheet include cash and deposits at financial institutions, trade receivables and payables, other receivables and payables, borrowings and derivative instruments. The accounting policies on recognition and measurement of these items are disclosed elsewhere in these financial statements. The Company is mainly exposed to credit, interest rate and currency exchange rate risks which arise in the normal course of business.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note A—Significant Accounting Policies (Continued)

Effective December 1, 2007, the Company measures financial assets and liabilities at fair value in three levels of inputs as follows:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets or liabilities in an active market, quoted prices in markets that are not active, and model-derived valuations in which all significant inputs are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Derivative Instruments—The Company recognizes derivative instruments as either an asset or a liability at fair value. For a cash flow hedge, the fair value of the effective portion of the derivative is recognized as an asset or liability with a corresponding amount in Accumulated Other Comprehensive Income (loss). Amounts in Accumulated Other Comprehensive Income (loss) are recognized in earnings when the underlying hedged transaction occurs. Ineffectiveness is measured by comparing the present value of the cumulative change in the expected future cash flows of the derivative and the present value of the cumulative change in the expected future cash flows of the related instrument. Any ineffective portion of a cash flow hedge is recognized in earnings immediately. For derivative instruments not designated as hedges, the change in fair value of the derivative is recognized in earnings each reporting period.

The Company does not enter into derivative instruments for trading or speculative purposes.

Accounts Receivable Allowance—The Company’s policy is to identify all customers that are considered doubtful of collection based upon the customer’s financial condition, payment history, credit rating and other relevant factors and to reserve the portion of such accounts receivable for which collection does not appear likely. If the financial condition of the Company’s customers were to deteriorate, resulting in an inability to make payments, additional allowances may be required.

Inventories—Inventories are stated at the lower of cost or market. All U.S. based inventory is valued using the last-in, first-out (“LIFO”) method. The Company believes the LIFO method results in a better matching of costs and revenues. The remaining portion of inventories, which are located outside of the U.S., are valued using the first-in, first-out (“FIFO”) method. Inventory costs include direct overhead, freight and duty for purchased products.

The Company’s policy is to maintain an inventory obsolescence reserve based upon specifically identified, discontinued or obsolete items and a percentage of quantities on hand compared with historical and forecasted usage and sales levels. The policy has been applied on a consistent basis for all years presented. A sudden and unexpected change in design trends and/or preferences for patterns, colors and/or material could reduce the rate of inventory turnover and require the Company to increase its reserve for obsolescence. The reserve for inventory obsolescence, which applies primarily to our Decorative Products segment, was approximately $7.2 million at November 30, 2009 and 2008, respectively.

Long-Lived Assets—Property, plant and equipment are recorded at cost. Refurbishment costs are capitalized in the property accounts, whereas ordinary maintenance and repair costs are expensed as incurred. Depreciation is computed principally using the straight-line method. Depreciable lives on buildings and improvements and machinery and equipment range from 10 to 40 years and 3 to 20 years, respectively. Leasehold improvements are depreciated over the shorter of the lease term, including any expected renewal periods, or the estimated useful life of the improvement.

Intangible assets, such as customer lists, patents, trademarks and licenses, are recorded at cost or when acquired as part of a business combination at estimated fair value. Intangible assets with finite lives are amortized over their estimated useful lives using the straight-line method over periods ranging from 3 to 30 years. Accumulated amortization of finite-lived intangible assets at November 30, 2009 and 2008 was $17.1 million and $15.9 million, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note A—Significant Accounting Policies (Continued)

Impairment of long-lived assets is recognized when events or changes in circumstances indicate that the carrying amount of the asset or related group of assets may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, an impairment loss is recognized at that time to reduce the asset to the lower of its fair value or its net realizable value.

Asset Retirement Obligations—The fair value of an asset retirement obligation is recorded when the Company has an unconditional legal obligation to perform an asset retirement activity and the amount of the obligation can be reasonably estimated. In assessing asset retirement obligations, the Company reviews the expected settlement dates or a range of estimated settlement dates, the expected method of settlement of the obligation and other factors pertinent to the obligations.

Foreign Currency Translation—The financial position and results of operations of the Company’s foreign subsidiaries are measured using the local currency as the functional currency. Assets and liabilities of operations denominated in foreign currencies are translated into U.S. dollars at exchange rates in effect at year-end, while revenues and expenses are translated at the weighted average exchange rates for the year. The resulting translation gains and losses on assets and liabilities are recorded in Accumulated Other Comprehensive Income (loss), and are not included in operations until realized through sale or liquidation of the investment.

Income Taxes—The Company follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using the enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance to offset deferred tax assets if based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

Effective December 1, 2007, the Company utilizes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon ultimate settlement.

The Company’s accounting policy for interest and/or penalties related to underpayments of income taxes is to include interest and penalties in tax expenses.

Accounting for Leases—Lease expense is recorded on a straight-line basis over the non-cancellable lease term, including any optional renewal terms that are reasonably expected to be exercised. Leasehold improvements related to these operating leases are amortized over the estimated useful life, or the non-cancellable lease term, whichever is shorter.

Share-Based Compensation—Share-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period).

Subsequent Events—The Company has evaluated all subsequent events from the date on the balance sheet through January 29, 2010, which represents the date these financial statements are being filed with the Securities and Exchange Commission. There were no material events or transactions occurring during this subsequent event reporting period, which requires recognition or disclosure in the financial statements.

New Accounting Pronouncements—Effective December 1, 2009, the Company adopted Accounting Standards Codification (“ASC”) subtopic 260-10, “Determining Whether Instruments Granted in Share-Based Payments Transactions Are Participating Securities.” ASC 260-10 provides that unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are to be included in the computation of earnings per share under the two-class method. ASC 260-10 requires retrospective application of the two-class method to all periods presented. Pursuant to provisions of ASC 260, the Company’s restricted common stock (“nonvested shares”) are considered participating securities, and therefore the Company has updated its calculation of earnings (loss) per share to reflect nonvested shares as participating securities. There was no impact to the Company’s earnings (loss) per share in the three year period ending November 30, 2009, except for the year ended November 30, 2009 where income per basic and diluted share was impacted by $0.02, from $0.61 income per basic and diluted share to $0.59 income per basic and diluted share.

Effective December 1, 2009, the Company adopted authoritative guidance issued by the financial Accounting Standards Board (“FASB”) on business combinations. This guidance modifies the accounting for business combinations by requiring that assets acquired, liabilities assumed and contingent consideration arrangements be recorded at fair value on the date of acquisition. Pre-acquisition contingencies will generally be accounted for at fair value using purchase accounting. The guidance also requires that transaction costs be expensed as incurred, acquired research and development costs be capitalized as indefinite-lived intangible assets, and that requirements for exit and disposal activities be met at the acquisition date in order to be recognized as part of a restructuring plan in purchase accounting. The adoption of this guidance did not have a material impact on the financial statements of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note A—Significant Accounting Policies (Continued)

Effective December 1, 2009, the Company adopted authoritative guidance issued by FASB that changes the accounting and reporting for noncontrolling interest. This guidance requires noncontrolling interest to be classified as equity in the balance sheet. The income and comprehensive income attributable to noncontrolling interests, if any, is to be included in income and comprehensive income of the consolidating entity. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective September 1, 2009 the Company adopted authoritative guidance issued by FASB on interim disclosures about fair value of financial instruments. This guidance requires entities to provide disclosures about the fair value of financial instruments for interim reporting periods. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective September 1, 2009 the Company adopted authoritative guidance issued by FASB on the measurement of liabilities at fair value. This guidance requires that, when a quoted market price in an active market for the identical liability is not available, the fair value of a liability be measured using one or more of the listed valuation techniques that maximize the use of relevant observable inputs and minimizes the use of unobservable inputs. In addition, the guidance clarifies that when estimating the fair value of a liability, entities are not required to include a separate input or an adjustment to other inputs for the existence of a restriction that prevents the transfer of the liability. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective June 1, 2009, the Company adopted authoritative guidance issued by FASB on subsequent events. This guidance provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. This guidance requires entities to evaluate events and transactions that may occur for potential recognition or disclosure in the financial statements. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective December 1, 2008, the Company adopted authoritative guidance issued by FASB on disclosures about derivative instruments and hedging activities. This guidance applies to all derivative and hedging instruments and provides greater transparency through additional disclosures about derivative and hedging instruments. The adoption of this guidance did not have a material impact on the financial statements of the Company.

Effective December 1, 2008, the Company adopted authoritative guidance issued by FASB on the determination of the useful life of intangible assets. This guidance modifies factors that should be considered when developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. The adoption of this guidance did not have a material impact on the financial statements of the Company.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note B—Change in Pension Plan Measurement Date

Effective November 30, 2009, the Company adopted authoritative guidance issued by the Financial Accounting Standards Board (“FASB”) related to measurement of pension and other post-retirement benefit plans, which requires the Company to measure the assets and obligations of its pension and other post-retirement benefit plans as of the balance sheet date. Accordingly, during 2009 the Company changed the measurement date of its pension and other post-retirement benefit plans from August 31 to November 30 using the alternative method as prescribed in the guidance. The alternative method requires the Company to allocate net periodic pension cost for the 15 month period of September 1, 2008 – November 30, 2009 proportionately between 2008 and 2009. The amount allocated to 2008 will be recognized in 2009 as an adjustment to retained earnings as a change in accounting principle. The impact of this change on the Company’s financial statements was as follows:

	Prior to Change in Measurement Date	Effect of Change in Measurement Date	As Reported at November 30, 2009
	(Dollars in millions)
Non-Current Liabilities:
Pension liability	$64.8	$.6	$65.4

Post-retirement benefit other than pension	$8.2	$.2	$8.4

Shareholders’ Equity:
Retained earnings	$(219.3)	$(.6)	$(219.9)

Accumulated other comprehensive loss	$(82.9)	$(.2)	$(83.1)

The change in measurement date had no impact on the Company’s statements of operations or cash flows for 2009 or any other period presented and did not affect any financial covenants.

Note C—Purchase Transaction

Effective December 31, 2007, the Company completed the acquisition of the minority interests in its joint venture businesses, Decorative Products (Singapore) Pte. Ltd. (“DPS”), a Singapore limited company and CPPC – Decorative Products Co., Ltd. (“CPD”), a Thailand limited company. DPS is a holding company which owns 100% of both CG-OMNOVA Decorative Products (Shanghai) Co., Ltd. (“CGO”) and Beston OMNOVA Plastics (Taicang) Co., Ltd. (“Taicang”). Both CGO and Taicang are registered and incorporated in the Peoples Republic of China. The minority interests of both DPS and CPD, representing approximately 49.9% of their respective registered equity, were acquired from CPPC Public Company Limited for $28.0 million in cash and $1.0 million in transaction costs. In addition, the Company assumed the Asian businesses debt of $3.4 million and acquired cash of $3.8 million.

The transaction was accounted for as a purchase. The results of operations of CPD, CGO and Taicang have been fully consolidated in the Company’s results of operations since January 1, 2008.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note C—Purchase Transaction (Continued)

The unaudited pro forma effect of the acquisition of CPD, CGO and Taicang on the Company’s revenues, net loss and net loss per share, had the acquisition occurred on December 1, 2007 and 2006, respectively, is as follows:

	Year Ended November 30,
	2008	2007
	(Dollars in millions, except per share amounts)
Revenues	$888.1	$835.7
Net loss	$(2.9)	$(8.0)
Basic and diluted loss per share	$(.07)	$(.19)

Note D—Restructuring and Severance

The following table is a summary of restructuring and severance charges for 2009, 2008 and 2007:

	2009	2008	2007
	(Dollars in millions)
Severance expense	$2.1	$.5	$1.0
Other exit costs	—	.1	—

	$2.1	$.6	$1.0

During 2009, the Company recognized restructuring and severance costs of $1.8 million in Decorative Products, $0.2 million in Performance Chemicals and $0.1 million at Corporate, related to workforce reduction actions. Employee headcount was reduced by 49 employees related to these actions. The Company expects these actions to be completed by the end of the first quarter of 2010.

In November 2008, the Company announced the closure of its Dupo, Illinois extrusion facility. As a result, the Company recorded $0.1 million of facility closure costs. During January 2009, the assets of this facility were sold with no related gain or loss.

Also in 2008, the Company recorded $0.5 million of severance charges related to workforce reductions, of which $0.4 million was recorded by Decorative Products and $0.1 million was recorded by Performance Chemicals. The Company terminated approximately 17 employees in connection with these workforce reductions. The Company does not expect to incur any additional costs for these workforce reduction actions.

In 2007, the Company’s Decorative Products segment recorded $0.8 million of severance charges and Corporate recorded $0.2 million of severance charges, all of which were related to workforce reduction initiatives. The Company terminated 15 employees in connection with these workforce reductions.

The following table summarizes the Company’s liabilities related to restructuring and severance activities:

	November 30, 2008	2009		November 30, 2009
		Provision	Payments
	(Dollars in millions)
Performance Chemicals	$.1	$.2	$(.3)	$—
Decorative Products	.3	1.8	(2.1)	—
Corporate	—	.1	(.1)	—

Total	$.4	$2.1	$(2.5)	$—

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note E—Discontinued Operations

During 2007, the Company completed all obligations associated with the 2006 sale of the Building Products business, including the payment of all exit costs. As a result, the Company reversed $0.3 million of estimated exit costs in 2007.

Note F—Earnings Per Share

Effective December 1, 2009, the Company adopted the provisions of ASC subtopic 260-10, “Determining Whether Instruments Granted in Share-Based Payments Transactions Are Participating Securities.” ASC 260-10 provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are to be included in the computation of earnings per share under the two-class method. Certain of the Company’s unvested restricted shares contain rights to receive nonforfeitable dividends and are considered participating securities, requiring the two-class method of computing earnings per share. The prior period earnings per share data has been adjusted to retrospectively reflect the application of the two-class method. As a result of the change in the method of computing earnings per share, net income per basic and diluted share for the year ended November 30, 2009 was reduced by $0.02, from $0.61 income per basic and diluted share to $0.59 income per basic and diluted share. Net income per diluted share for the three months ended November 30, 2009 was reduced by $0.01, from $0.26 income per diluted share to $0.25 income per diluted share. There was no impact to the Company’s earnings (loss) per share for either 2008 or 2007.

A reconciliation of the numerator and denominator used in the basic and diluted earnings per share computations is as follows:

	Years Ended November 30,
	2009	2008	2007
	(Dollars in millions, except per share data)
Basic Earnings Per Share:
Income (loss) from continuing operations	$26.2	$(2.2)	$(7.0)
Less: Income (loss) allocated to participating securities	.7	(.1)	(.1)

Income (loss) allocated to common stockholders	$25.5	$(2.1)	$(6.9)

Income from discontinued operations	—	—	.3
Less: Income from discontinued operations allocated to participating securities	—	—	—

Income from discontinued operations allocated to common stockholders	—	—	.3

Net income (loss)	$26.2	$(2.2)	$(6.7)
Less: Net income (loss) allocated to participating securities	.7	(.1)	(.1)

Net income (loss) allocated to common stockholders	$25.5	$(2.1)	$(6.6)

Total weighted-average shares outstanding – basic	44.1	43.1	42.2
Less: Weighted-average participating shares outstanding	1.2	.8	.4

Weighted-average common shares outstanding – basic	42.9	42.3	41.8

Income (loss) from continuing operations per common share	$.59	$(.05)	$(.17)
Income from discontinued operations per common share	—	—	.01

Net income (loss) per common share	$.59	$(.05)	$(.16)

Diluted Earnings Per Share:
Weighted-average common shares outstanding – basic	42.9	42.3	41.8
Plus: Dilutive effect of stock options and restricted stock	.5	—	—

Weighted-average common shares outstanding – assuming dilution	43.4	42.3	41.8

Income (loss) from continuing operations per common share	$.59	$(.05)	$(.17)
Income from discontinued operations per common share	—	—	.01

Net income (loss) per common share	$.59	$(.05)	$(.16)

Certain options to purchase common stock and unearned restricted stock of the Company were anti-dilutive and consisted of 3.2 million, 4.4 million and 2.8 million shares during 2009, 2008 and 2007, respectively. These potential shares were not included in the computation of dilutive per share amounts.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note G—Accumulated Other Comprehensive Loss

The components of Accumulated Other Comprehensive Loss are as follows:

	Years Ended November 30,
	2009	2008	2007
	(Dollars in millions)
Foreign currency translation adjustments	$(1.4)	$(4.8)	$8.2
Unrecognized loss on interest rate swap	(4.6)	(3.7)	(2.5)
Employee benefit plans	(77.1)	(25.1)	(9.6)

Accumulated other comprehensive loss	$(83.1)	$(33.6)	$(3.9)

The amounts included in Accumulated Other Comprehensive Loss during 2009 and 2008 relating to the Company’s employee benefit plans were as follows:

	Pension		Health Care	Total
	Domestic	Foreign
	(Dollars in millions)
2009
Net Actuarial (Loss) Gain
Net actuarial (loss) gain incurred during the period	$(50.9)	$(.1)	$.5	$(50.5)
Amortization included in net periodic expense (income)	1.6	(.1)	(2.4)	(.9)
Change in measurement date	.3	—	(.6)	(.3)

Net change in net actuarial gain	$(49.0)	$(.2)	$(2.5)	$(51.7)

Prior Service Cost
Amortization included in net periodic expense (income)	$(.1)	$—	$(.3)	$(.4)
Change in measurement date	.1	—	—	.1

Net change in prior service costs	$—	$—	$(.3)	$(.3)

2008
Net Actuarial (Loss) Gain
Net actuarial (loss) gain incurred during the period	$(18.5)	$1.0	$1.4	$(16.1)
Amortization included in net periodic expense (income)	2.7	—	(2.5)	.2

Net change in net actuarial gain	$(15.8)	$1.0	$(1.1)	$(15.9)

Prior Service Cost
Amortization included in net periodic expense (income)	$.6	$—	$(.2)	$.4

Net change in prior service costs	$.6	$—	$(.2)	$.4

Note H—Income Taxes

	Years Ended November 30,
	2009	2008	2007
	(Dollars in millions)
Income Tax Expense
Current
U.S. federal	$.3	$—	$—
State and local	.2	—	—
Foreign	1.7	—	.1

	2.2	—	.1
Deferred
U.S. federal	—	—	—
State and local	—	.2	—
Foreign	(.5)	—	—

	(.5)	.2	—

Income Tax Expense	$1.7	$.2	$.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note H—Income Taxes (Continued)

One of the Company’s foreign subsidiaries, OMNOVA Decorative Products Taicang, currently enjoys a tax holiday in China that will expire at the end of 2010. The impact of this tax holiday reduced the Company’s tax expense by approximately $0.4 million.

	Years Ended November 30,
	2009	2008	2007
Effective Income Tax Rate
Statutory federal income tax rate	35.0%	(35.0)%	(35.0)%
(Recognized) Unrecognized net operating loss	(27.9)	25.8	34.7
Foreign taxes	.3	4.9	.8
Uncertain tax positions	(2.7)	2.8	—
State taxes	.7	7.2	—
Other, net	1.0	.7	.2

Effective Income Tax Rate	6.4%	6.4%	.7%

Deferred Taxes

	November 30,
	2009		2008
	Assets	Liabilities	Assets	Liabilities
	(Dollars in millions)
Accrued estimated costs	$15.1	$—	$13.3	$—
Goodwill and intangible assets	20.3	—	26.0	—
Depreciation	—	13.3	—	15.4
Pension	24.8	—	4.8	—
NOL’s and other carryforwards	52.0	—	52.8	—
Post-retirement employee benefits	3.4	—	4.8	—
Other	—	1.8	1.0	—
Valuation allowance	(101.1)	—	(88.1)	—

Deferred Taxes	$14.5	$15.1	$14.6	$15.4

As of November 30, 2009, the Company had approximately $131.8 million of domestic federal net operating losses carryforwards (NOLC’s) and $147.4 million of state and local NOLC’s and $0.8 million of foreign tax credit carryforwards. The majority of the federal, state and local NOLC’s expire in the years 2021 through 2030 while the foreign tax credit carryforwards expire between 2010 and 2017. The U.S. domestic pretax income (loss) was $20.3 million, $0.2 million and $(6.6) million in 2009, 2008 and 2007, respectively. As of November 30, 2009, the Company had approximately $19.8 million of foreign NOLC’s with an indefinite carryforward period. Pretax income (loss) of foreign subsidiaries was $7.6 million, $(2.2) million and $(0.4) million in 2009, 2008 and 2007, respectively. No cash was paid during 2007 for income taxes. Cash paid for income taxes in 2009 and 2008 was $1.0 million and $0.9 million, respectively, and related primarily to federal AMT, state and foreign income taxes.

The net increase in the valuation allowance was $13.0 million in 2009, primarily due to increases in deferred tax assets relating to changes in the pension liability. The valuation had a net increase of $2.8 million in 2008 and a net decrease of $6.5 million in 2007. The Company, after considering the guidance in ASC 740—Income Taxes, decided to maintain its valuation allowance until it establishes further consistency in producing taxable income. Despite generating income in 2009, several factors including market demand and volatile raw material costs have in recent years resulted in losses and difficulty in predicting future taxable income.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note H—Income Taxes (Continued)

At November 30, 2009, the total unrecognized tax benefits were $8.4 million, which included $0.9 million of penalties and interest. Of the total, $2.7 million would, if recognized, impact the Company’s effective tax rate.

A reconciliation of the beginning and ending amount of unrecognized tax benefits excluding interest and penalties is as follows:

(Dollars in millions)
Opening balance December 1, 2008	$7.1
Additions based on tax positions related to the current year	1.1
Settlements and reductions	(1.0)
Currency translation effects	.3

Closing balance November 30, 2009	$7.5

In 2008, as a result of the purchase transaction described in Note C, the Company recognized $2.1 million of unrecognized tax benefits and $1.0 million of accrued interest and penalties related to the acquired businesses.

Interest and penalties related to unrecognized tax benefits are recorded as a component of income tax expense. For the year 2009, the Company recognized in income tax expense interest and penalties due to tax authorities of $0.1 million.

During the next twelve months, the Company does not expect its unrecognized tax benefit, including penalties and interest, to decrease due to the expiration of any statutes of limitation. However, additional unrecognized tax benefits could arise that would change such estimate.

With limited exceptions, the Company is no longer open to audit under the statutes of limitation by the Internal Revenue Service and various states and foreign taxing jurisdictions for years prior to 2003.

Note I—Accounts Receivable

The Company’s accounts receivable are generally unsecured. There is one customer who represented approximately 10.5% of the Company’s net trade receivables at November 30, 2009 and 2008. The allowance for doubtful accounts was $2.3 million and $2.4 million at November 30, 2009 and 2008, respectively. Write-offs of uncollectible accounts receivable totaled $0.8 million, $0.6 million and $0.5 million in 2009, 2008 and 2007, respectively. The provision for bad debts totaled $0.8 million, $1.1 million and $0.1 million in 2009, 2008 and 2007, respectively.

Note J—Inventories

	November 30,
	2009	2008
	(Dollars in millions)
Raw materials and supplies	$25.9	$29.3
Work-in-process	3.9	3.9
Finished products	41.7	52.8

Acquired cost of inventories	71.5	86.0
Excess of acquired cost over LIFO cost	(26.8)	(32.7)
Obsolescence reserves	(7.2)	(7.2)

Inventories	$37.5	$46.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note J—Inventories (Continued)

Inventories valued using the LIFO method represented approximately $44.9 million or 63% and $53.3 million or 62% of inventories at November 30, 2009 and 2008, respectively. During 2009, inventory quantities declined in the Performance Chemicals and Decorative Products segments resulting in a partial liquidation of LIFO inventory layers carried at lower costs prevailing in prior years compared to the costs of current year purchases. The effect of this partial liquidation decreased cost of products sold by $0.5 million and $1.2 million for Performance Chemicals and Decorative Products, respectively. During 2008, inventory quantities in the Performance Chemicals segment declined resulting in a partial liquidation of LIFO layers which decreased cost of products sold by $0.3 million. During 2007, inventory quantities in both the Performance Chemicals and Decorative Products segments declined resulting in partial liquidation of LIFO inventory layers. The effect of the partial liquidation decreased cost of products sold by $4.5 million in 2007.

Note K—Property, Plant and Equipment, Net

	November 30,
	2009	2008
	(Dollars in millions)
Land	$8.0	$7.8
Building and improvements	103.8	101.0
Machinery and equipment	402.7	395.6
Construction in progress	6.8	9.9

	521.3	514.3
Accumulated depreciation	(379.4)	(360.6)

Property, Plant and Equipment, Net	$141.9	$153.7

Depreciation expense was $21.8 million, $22.0 million and $18.6 million in 2009, 2008 and 2007, respectively. Included in depreciation and amortization expense is $17.6 million, $17.7 million and $14.7 million in 2009, 2008 and 2007, respectively, related to depreciation of manufacturing facilities and equipment.

As of November 30, 2009 and 2008, the Company had $3.0 million and $4.6 million, respectively, of unamortized software costs included in machinery and equipment, primarily related to an Enterprise Resource Program (ERP) system, which the Company began implementing during 2005. Amortization expense of software costs was $1.7 million, $1.5 million and $1.1 million in 2009, 2008 and 2007, respectively. The Company is amortizing these costs over five years.

During 2009, the Company recorded asset impairment charges of $1.1 million related to assets that will no longer be utilized by the Company due to moving certain production to other facilities.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note L—Other Intangible Assets

As of November 30, 2009 and 2008, the Company had no indefinite lived intangible assets or goodwill.

The following table summarizes finite lived intangible assets as of November 30, 2009 and 2008:

	November 30, 2009		November 30, 2008
	Gross Carrying Amount	Net Carrying Amount	Gross Carrying Amount	Net Carrying Amount
	(Dollars in millions)
Finite lived intangible assets
Patents	$7.9	$.3	$7.9	$1.0
Trademarks	5.8	.1	5.8	.2
Technical know-how	2.6	1.4	2.6	1.5
Customer lists	1.4	1.1	1.4	1.3
Other	3.8	1.5	3.7	1.5

	$21.5	$4.4	$21.4	$5.5

Amortization expense for finite lived intangible assets was $1.1 million, $1.9 million and $1.5 million for the years ended November 30, 2009, 2008 and 2007, respectively, and is estimated to be approximately $0.7 million in 2010 progressively decreasing to $0.3 million in 2014.

Note M—Debt and Credit Lines

Amounts due banks consist of the following debt obligations that are due within the next twelve months:

	November 30,
(Dollars in millions)	2009	2008
Term Loan B–current portion	$1.5	$1.5
Foreign subsidiaries borrowings (interest at 5.8% - 7.5%)	1.8	4.7

Total	$3.3	$6.2

Foreign subsidiaries’ borrowings are secured by equipment, buildings and land use rights of the foreign subsidiaries. In addition, the Company has additional foreign credit facilities of $5.3 million, which are unused as of November 30, 2009, and a facility for the issuance of letters of credit of $4.5 million. Outstanding letters of credit on this facility were less than $0.1 million at November 30, 2009.

The Company’s long-term debt consists of the following:

	November 30,
(Dollars in millions)	2009	2008
Term Loan B (interest at 2.8% - 7.7%)	$142.3	$143.9
Senior Revolving Credit Facility (interest at 1.5%)	—	39.7

	142.3	183.6
Less: current portion	1.5	1.5

Total long-term debt	$140.8	$182.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note M—Debt and Credit Lines (Continued)

On May 22, 2007, the Company entered into a $150 Million Term Loan Credit Agreement due May 2014. The Term Loan carries a variable interest rate based on, at the Company’s option, either an alternate base rate or a eurodollar rate, in each case plus an applicable margin. The alternate base interest rate is a fluctuating rate equal to the higher of the Prime Rate or the sum of the Federal Funds Effective Rate plus 0.50%. The applicable margin for the alternate base rate is 1.50%. The eurodollar rate is a periodic fixed rate equal to the London Inter Bank Offered Rate (“LIBOR”). The applicable margin for the eurodollar rate is 2.50%. Annual principal payments consist of $1.5 million, due in quarterly installments, and annual excess free cash flow payments as defined in the Term Loan agreement, with any remaining balance to be paid May 2014. Required principal payments of $1.5 million were paid in both 2009 and 2008 and the 2007 excess cash flow payment of $3.9 million was paid during 2008. The Company was not required to pay an excess cash flow payment for 2009 or 2008. The Company can prepay any amount at any time without penalty upon proper notice and subject to a minimum dollar requirement. Prepayments will be applied towards any required annual excess free cash flow payment. The Term Loan is secured by all real property and equipment of the Company’s domestic facilities and stock and equity investments of the Company’s non-domestic subsidiaries. The Term Loan requires the Company to maintain an interest rate swap with a notional amount of at least $50 million. Additionally, the Term Loan provides for additional borrowings of the greater of $75 million or an amount based on a senior secured leverage ratio, as defined in the Term Loan, $75 million, provided that certain requirements are met including an interest coverage ratio. The Company has not utilized these additional borrowings as of November 30, 2009. The Term Loan contains affirmative and negative covenants, including limitations on additional debt, certain investments and acquisitions outside of the Company’s line of business. The Term Loan requires the Company to maintain a net leverage ratio of less than 5.5 to 1. At November 30, 2009, the Company was in compliance with this requirement with a ratio of 2.0 to 1.

Proceeds of the Term Loan, along with cash, restricted cash and other resources of the Company, were used to redeem the Company’s $165 Million 11 1/4% Senior Secured Notes (“Notes”). In connection with the redemption of the Notes, the Company paid $9.8 million in premium and tender fees. Additionally, the Company wrote off $2.6 million of unamortized debt issuance costs which were being amortized over the term of the Notes.

On May 31, 2007, as required under the Term Loan, the Company entered into a 5-year fixed rate interest rate swap agreement with a notional amount of $50 million to convert a portion of the outstanding Term Loan from variable to fixed rates. Under this agreement, the Company will pay to the counterparty a fixed rate of 5.23% and receive from the counterparty a variable rate based on three month LIBOR. This effectively converts $50 million of the Term Loan to a fixed rate of 7.73% when including the applicable margin of the Term Loan of 2.50%. The variable rates on the interest rate swap and $50 million of the Term Loan are reset every three months on the same LIBOR base rate and same date, at which time the interest will be settled and will be recognized as adjustments to interest expense. As of November 30, 2009 and 2008, the unrealized loss of the swap of $4.6 million and $3.7 million, respectively, was recognized as a non-current liability with a corresponding amount recognized in Accumulated Other Comprehensive Income (loss).

In connection with the Term Loan, on May 22, 2007 the Company amended its Senior Secured Revolving Credit Facility (“Facility”). The Facility was increased to $80 million from $72 million and extended until May 2012. In January 2008, the Facility was increased to $90 million. The Facility is secured by domestic accounts receivable, inventory (collectively the “Eligible Borrowing Base”) and intangible assets. Availability under the Facility will fluctuate depending on the Eligible Borrowing Base and is determined by applying customary advance rates to the Eligible Borrowing Base including a reserve, as calculated by the Lenders, for the Company’s interest rate swap (“interest rate swap reserve”). The interest rate swap reserve was $5.6 million at November 30, 2009. The Facility includes a $15 million sublimit for the issuance of commercial and standby letters of credit and a $10 million sublimit for swingline loans. The Facility contains affirmative and negative covenants, similar to the Term Loan, including limitations on additional debt, certain investments and acquisitions outside of the Company’s line of business. If the average excess availability of the Facility falls below $20 million during any fiscal quarter, the Company must then maintain a fixed charge coverage ratio greater than 1.1 to 1 as defined in the agreement. Average excess availability is defined as the average daily amount available for borrowing under the Facility during the

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note M—Debt and Credit Lines (Continued)

Company’s fiscal quarter. The Company was in compliance with this requirement as the average excess availability did not fall below $20 million during 2009 and averaged $56.4 million during the fourth quarter of 2009. The Company may request an additional increase in available borrowings under the Facility of an amount up to $10 million (for a maximum of $100 million) upon satisfaction of certain requirements.

Advances under the Facility bear interest, at the Company’s option, at either an alternate base rate or a eurodollar rate, in each case plus an applicable margin. The alternate base interest rate is a fluctuating rate equal to the higher of the Prime Rate or the sum of the Federal Funds Effective Rate plus 0.50%. The applicable margin for the alternate base rate will vary from 0.0% to 0.25% depending on the Company’s fixed charge coverage ratio and the margin was 0.0% at November 30, 2009. The eurodollar rate is a periodic fixed rate equal to LIBOR. The applicable margin for the eurodollar rate will vary from 1.25% to 2.00% depending on the Company’s fixed charge coverage ratio and the margin was 1.25% at November 30, 2009.

The Facility requires a commitment fee based on the unused portion of the Facility. The commitment fee will vary from 0.125% to 0.25% based on the Company’s fixed charge coverage ratio and was 0.125% at November 30, 2009.

At November 30, 2009, the Company had $70.7 million of eligible inventory and receivables to support the eligible borrowing base which is capped at $90.0 million under the Facility. At November 30, 2009, outstanding letters of credit under the Facility were $3.0 million, the interest rate swap reserve, for compliance purposes, was $5.6 million, there were no amounts borrowed under the Facility and the amount available for borrowing under the Facility was $62.1 million.

The fair value of the Company’s long-term debt at November 30, 2009 approximated $114.7 million which is lower than the carrying value as a result of prevailing market rates on the Company’s debt.

The effective interest rate on the Company’s U.S. debt was 4.5% and 6.2% for 2009 and 2008, respectively.

Cash paid for interest was $6.9 million, $12.2 million and $25.0 million for 2009, 2008 and 2007, respectively.

Note N—Employee Benefit Plans

Post-Retirement Benefits

Pension Plans—The Company has a defined benefit pension plan which covers substantially all U.S. based salaried and hourly employees hired prior to December 1, 2004. The accrual of all future benefits for this plan were frozen as of June 1, 2009 for all salary and non-union hourly employees and August 1, 2009 for the Mogadore union employees. Normal retirement age is generally 65, but certain plan provisions allow for earlier retirement. The Company’s funding policy is consistent with the funding requirements of federal law. The pension plan provides for pension benefits, the amounts of which are calculated under formulas principally based on average earnings and length of service for salaried employees and under negotiated non-wage based formulas for union hourly employees.

Contributions were neither required nor made in 2009, 2008 and 2007 because the Company’s plan was adequately funded, using assumed returns. The Company anticipates that it will be required, under the Pension Protection Act of 2006, to make a contribution to its pension plan of approximately $6.0 million in 2010. Estimated future benefit payments from the pension trust are as follows: 2010—$13.7 million, 2011—$14.1 million, 2012—$14.6 million, 2013—$14.8 million, 2014—$15.0 million, 2015 through 2020— $80.1 million.

The Company’s non-qualified, unfunded pension plan had an accumulated benefit obligation and projected benefit obligation of $3.4 million each as of November 30, 2009 and $2.4 million and $3.4 million, respectively, as of November 30, 2008.

As of November 30, 2009, the Company recognized a non-current liability of $62.1 million for the unfunded status of its defined benefit pension plan and a liability of $3.4 million for its unfunded non-qualified pension plan, of which $3.3 million

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note N—Employee Benefit Plans (Continued)

was non-current. As of November 30, 2008, the Company recognized $9.4 million for the unfunded status of its defined benefit pension plan and a liability for the unfunded status of its non-qualified pension plan of $3.4 million. The Company also recognizes in Accumulated Other Comprehensive Loss the prior service cost and net actuarial loss of these plans. Future changes to the funded status of these plans are recognized in the year in which the change occurs through other comprehensive income.

The Company anticipates non-cash pension expense to be approximately $4.0 million in 2010.

Health Care Plans—The Company provides retiree medical plans for certain active and retired employees. The plans generally provide for cost sharing in the form of retiree contributions, deductibles and coinsurance between the Company and its retirees, and a fixed cost cap on the amount the Company pays annually to provide future retiree medical coverage. These post-retirement benefits are unfunded and are accrued by the date the employee becomes eligible for the benefits. Retirees in certain other countries are provided similar benefits by plans sponsored by their governments.

Because the Company’s retiree health care benefits are capped, assumed health care cost trend rates have a minimal effect on the amounts reported for the retiree health care plans. A one-percentage point increase/decrease in assumed health care cost trend rates would not significantly increase or decrease the benefit obligation at November 30, 2009 and would have no effect on the aggregate of the service and interest components of the net periodic cost.

Estimated future benefit payments for the retiree health care plans are as follows: 2010—$1.4 million, 2011—$1.4 million, 2012—$1.3 million, 2013—$1.2 million, 2014—$1.2 million, 2015 through 2019—$5.4 million. Additionally, the Company expects to receive Medicare Part D subsidies to partially offset the estimated future benefit payments of approximately $0.2 million in each of 2010, 2011, 2012, 2013 and 2014 and a cumulative total of $1.2 million for 2015 through 2016.

The Company recognized a liability of $9.6 million and $10.7 million as of November 30, 2009 and 2008, respectively, for the unfunded status of its retiree medical plans of which $8.4 million and $9.3 million, respectively, are reported as non-current. The current portion of the retiree health care plan was $1.2 million and $1.4 million as of November 30, 2009 and 2008, respectively. Additionally, the Company recognized in Accumulated Other Comprehensive Loss the prior service cost and net actuarial gain of these plans. Future changes to the unfunded status of these plans are recognized in the year in which the change occurs through other comprehensive income (loss).

In April 2007, the Company amended its retiree medical health care plan limiting salaried employee participation to those salaried employees who were eligible to retire as of March 31, 2007 and who retired by December 31, 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note N—Employee Benefit Plans (Continued)

The Company expects to record non-cash retiree medical health care income of approximately $1.9 million in 2010.

Changes in benefit obligations and plan assets are as follows:

	Pension Plans		Health Care Plans
	2009	2008	2009	2008
	(Dollars in millions)
Change in Benefit Obligation
Benefit obligation at beginning of year	$202.2	$211.1	$11.1	$12.9
Change in measurement date	1.5	—	.2	—
Service cost	2.8	4.2	.1	.1
Interest cost	14.2	13.4	.7	.8
Curtailment	(8.4)	—	—	—
Actuarial loss (gain)	30.3	(14.3)	(.5)	(1.5)
Benefits paid net of retiree contributions	(13.4)	(12.2)	(2.0)	(1.2)

Benefit Obligation at End of Year	$229.2	$202.2	$9.6	$11.1

Change in Plan Assets
Fair value of plan assets at beginning of year	$189.4	$218.4	$—	$—
Change in measurement date	(3.1)	—	—	—
Actual return on assets	(9.3)	(16.9)	—	—
Employer contributions	.1	.1	2.0	1.3
Participant contributions	—	—	—	—
Benefits and expenses paid net of retiree contributions	(13.4)	(12.2)	(2.0)	(1.3)

Fair Value of Plan Assets at End of Year	$163.7	$189.4	$—	$—

Funded Status at August 31		$(12.8)		$(11.1)
Benefits paid September 1 to November 30		—		.4

Funded Status at November 30	$(65.5)	$(12.8)	$(9.6)	$(10.7)

Amounts Recognized in the Consolidated Balance Sheets
Current liability	$(.1)	$(.1)	$(1.2)	$(1.4)
Non-current liability	(65.4)	(12.7)	(8.4)	(9.3)

Net Amount Recognized	$(65.5)	$(12.8)	$(9.6)	$(10.7)

As of November 30, 2009 and 2008, the amounts included in Accumulated Other Comprehensive Loss that have not yet been recognized in net periodic benefit cost consist of:

	Pension Plans		Health Care Plans
	2009	2008	2009	2008
	(Dollars in millions)
Net actuarial (loss) gain	$(101.6)	$(52.7)	$24.3	$26.8
Prior service (costs) credit	$(2.1)	$(2.1)	$1.5	$1.8

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note N—Employee Benefit Plans (Continued)

Net Periodic Benefit Cost

	Pension Plans			Health Care Plans
	2009	2008	2007	2009	2008	2007
	(Dollars in millions)
Net Periodic Benefit Cost
Service costs for benefits earned	$2.8	$4.2	$3.7	$.1	$.1	$.2
Interest costs on benefit obligation	14.2	13.4	12.4	.7	.8	1.0
Amortization of prior service costs	.7	.7	.8	(.3)	(.3)	(.2)
Assumed return on plan assets	(15.7)	(15.9)	(15.1)	—	—	—
Amortization of net loss (gain)	1.6	2.6	3.6	(2.4)	(2.5)	(2.5)
Curtailment gain	(.8)	—	—	—	—	—

Total	$2.8	$5.0	$5.4	$(1.9)	$(1.9)	$(1.5)

Other Changes in Plan Assets and Benefit Obligations Recognized in Other Comprehensive (Loss) Income
Net (loss) gain	$(50.9)	$(18.5)	$11.1	$.5	$1.4	$4.1
Prior service credit	(.8)	—	—	—	—	2.9

Total recognized in other comprehensive (loss) income	(51.7)	(18.5)	11.1	.5	1.4	7.0
Change in measurement date	.4	—	—	(.6)	—	—
Amortization of net loss	1.6	2.7	3.6	(2.4)	(2.5)	(2.5)
Amortization prior service cost	.7	.6	.8	(.3)	(.2)	(.2)

Total recognized in net periodic benefit cost and other comprehensive (loss) income	$(49.0)	$(15.2)	$15.5	$(2.8)	$(1.3)	$4.3

The estimated net loss and prior service cost for defined benefit pension plans that will be amortized from Accumulated Other Comprehensive Loss during 2010 are $4.1 million and $0.7 million, respectively. The estimated net gain and prior service cost for retiree medical plans that will be amortized from Accumulated Other Comprehensive Loss during 2010 are $2.3 million and $0.3 million, respectively.

During the second quarter of 2009, with an effective date of June 1, 2009 for salaried employees and August 1, 2009 for its Mogadore, Ohio union employees, the Company suspended the accrual of future service benefits under its Consolidated Pension Plan. All benefits earned by affected employees through the effective dates have become fully vested with the affected employees eligible to receive benefits upon retirement, as described in the Plan document. As a result, during 2009, the Company recognized a net curtailment gain of $0.8 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note N—Employee Benefit Plans (Continued)

The accumulated benefit obligation for the Company’s defined benefit pension plan was $225.8 million and $192.1 million at November 30, 2009 and 2008, respectively.

	Pension Plans			Health Care Plans
	2009	2008	2007	2009	2008	2007
Weighted Average Assumptions
Discount rate used for liability determination	6.05%	7.36%	6.55%	6.05%	7.36%	6.55%
Discount rate used for expense determination(1)	7.27%	6.55%	6.15%	7.36%	6.55%	6.15%
Current trend rate for health care costs	N/A	N/A	N/A	8.4%	10.0%	10.5%
Ultimate trend rate for health care costs	N/A	N/A	N/A	4.5%	5.0%	5.0%
Year reached	N/A	N/A	N/A	2028	2018	2018
Measurement date	11/30	8/31	8/31	11/30	8/31	8/31
Assumed long-term rate of return on plan assets	8.0%	8.0%	8.0%	N/A	N/A	N/A
Annual rates of salary increase	4.0%	4.0%	4.0%	N/A	N/A	N/A

(1)	The rate for the first half of 2009 was 7.36% and the rate of the second half as a result of the curtailment was 7.17%, which resulted in a weighted-average rate for the year of 7.27%.

The discount rate reflects the current rate at which the pension liabilities could be effectively settled at the end of the year. The discount rate used considers rates of return on high-quality, fixed-income investments that receive one of the two highest ratings given by a recognized investment ratings agency. The decrease in the discount rate in 2009 is due to lower yields for these types of investments.

The assumed long-term rate of return on plan assets assumption is based on the weighted average expected return of the various asset classes in the plans’ portfolio. The asset class return is developed using historical asset return performance as well as current market conditions such as inflation, interest rates and equity market performance.

Plan assets consist principally of common stocks and government and corporate debt obligations. Asset allocation at November 30, 2009 and 2008, target allocation for 2009 and expected long-term rate of return by asset category are as follows:

Asset Category	Target Allocation 2009	Percentage of Plan Assets At November 30,		Weighted- Average Expected Long-Term Rate Of Return
		2009	2008
Equity securities	50%	48%	55%	4.8%
Debt securities	23%	23%	27%	1.2%
Other	27%	29%	18%	2.0%

Total	100%	100%	100%	8.0%

Included in Other are short-term money funds, real estate investments and hedge funds.

The Company also sponsors a defined contribution 401(k) plan. Participation in this plan is available to substantially all salaried employees and to certain groups of hourly employees. Contributions to this plan were based on either a percentage of employee contributions or on a specified amount per hour based on the provisions of the applicable collective bargaining agreement. All Company contributions are made with Company stock. The Company suspended the Company match provisions of this plan for all salaried employees between November 7, 2008 and August 14, 2009. The non-cash cost of this plan for the Company was approximately $1.2 million in 2009, $1.2 million in 2008 and $2.1 million in 2007. The defined contribution 401(k) plan contained approximately 1.9 million and 2.2 million shares of the Company’s common stock at November 30, 2009 and 2008, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note N—Employee Benefit Plans (Continued)

The Company also contributes to a defined contribution plan for its U.K. employees. The Company contributes 4% to 8% of the employees’ wages depending upon the age of the employee. The cost of the plan for the Company was approximately $0.6 million in 2009 and $0.8 million in both 2008 and 2007.

As noted above, in years prior to 2009, the Company measured the fair value of pension plan assets and liabilities as of August 31. If the Company had used November 30, 2008 as the measurement date, the pro forma discount rate would have been 7.85% and the pro forma unfunded liability would have been $52.5 million. The increase in the unfunded liability is due to a decline in the fair value of the pension plan assets partially offset by the increase in the discount rate.

Statutory Severance Payment Obligation—The Company is required by Thailand labor law to pay statutory severance to employees who leave employment at their retirement age or are terminated by the Company without cause. Severance payments range from one month to ten months of the employee’s salary, based on service levels. Funding of this plan is not required. Payments are made when the employee is entitled to receive payment. The Company recognizes a liability for the benefit obligation based on actuarial assumptions in effect at the end of each year. The liability at November 30, 2009 and 2008 and amounts paid under this obligation during 2009 and 2008 were not significant. However, due to a reduction in workforce during 2009, the Company recognized a curtailment gain of $0.1 million during 2009.

Note O—Contingencies and Commitments

From time to time, the Company is subject to various claims, proceedings and lawsuits related to products, services, contracts, employment, environmental, safety, intellectual property and other subjects arising out of the Company’s business. The ultimate resolution of such claims, proceedings, and lawsuits is inherently unpredictable and, as a result, the Company’s estimates of liability, if any, are subject to change and actual results may materially differ from the Company’s estimates. In addition, if there is an unfavorable resolution of a matter, there could be a material adverse effect on the financial condition, results of operations or cash flows of the Company depending on the amount of such resolution in comparison to the Company’s financial condition, results of operations and cash flows in the period in which such resolution occurs. However, subject to the above and taking into account such amounts, if any, as are accrued from time to time on the Company’s balance sheet, the Company does not believe, based on the information currently available to it, that the ultimate resolution of these matters will have a material effect on the consolidated financial condition, results of operations or cash flows of the Company.

The Company leases certain facilities, machinery and equipment and office buildings under long-term, non-cancelable operating leases. The leases generally provide for renewal options ranging from 5 to 20 years and require the Company to pay for utilities, insurance, taxes and maintenance. Rent expense was $4.0 million in 2009, $4.7 million in 2008 and $4.5 million in 2007. Future minimum commitments at November 30, 2009 for non-cancelable operating leases were $21.1 million with annual amounts of $4.4 million in 2010, $3.9 million in 2011, $2.8 million in 2012, $2.2 million in 2013 and $7.9 million for leases after 2013.

Note P—Share-Based Compensation Plans

The OMNOVA Solutions’ Second Amended and Restated 1999 Equity and Performance Incentive Plan (the “Plan”) permits the Company to grant to officers, key employees and non-employee directors of the Company, incentives directly linked to the price of OMNOVA Solutions’ common stock. The Plan authorizes up to 6.6 million shares of Company stock for awards of options to purchase shares of OMNOVA Solutions’ common stock, performance stock and performance units, restricted stock, deferred stock or appreciation rights. Shares used may be either newly issued shares or treasury shares or both. All options granted under the Plan have been granted at exercise prices equal to the market value of the Company’s common stock on the date of grant. Additionally, the Plan provides that the term of any stock option granted under the Plan may not exceed 10 years. The second amendment to the Plan, which was approved by shareholders on March 22, 2007, also

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note P—Share-Based Compensation Plans (Continued)

added a fungible share design, changed share counting provisions and dividend rights, added additional metrics to management objectives and other administrative changes. As of November 30, 2009, approximately 0.6 million shares of Company common stock remained available for grants under the Plan.

Stock options granted under the GenCorp 1993 and 1997 Stock Option Plans (“GenCorp Options”) to OMNOVA Solutions employees and GenCorp employees prior to the spin-off were partially converted into OMNOVA Solutions options and partially into GenCorp options with adjustments to preserve their value. The OMNOVA Solutions options, which were issued pursuant to the conversion process, were granted under the OMNOVA Solutions Inc. Option Adjustment Plan (the “Adjustment Plan”). The Adjustment Plan authorized up to 4.0 million shares of Company common stock solely for the purpose of accomplishing the conversion described above. Shares used may be either newly issued shares or treasury shares or both. No further options may be granted under the Adjustment Plan.

Share-based compensation is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the requisite service period (generally the vesting period).

For stock options, the fair value calculation is estimated using a Black-Scholes based option valuation model. For restricted stock grants, which consist of the Company’s common stock, the fair value is equal to the market price of the Company’s stock on the date of grant. Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

A summary of the Company’s stock option activity and related information for the years ended 2009, 2008 and 2007 is as follows:

	2009		2008		2007
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	3,339,611	$6.72	3,825,332	$7.57	4,510,111	$7.82
Granted	1,000	$1.25	—	$—	1,000	$6.23
Forfeited or expired	(683,975)	$8.30	(485,721)	$13.42	(672,592)	$9.31
Exercised	(42,175)	$5.67	—	$—	(13,187)	$4.19

Outstanding at end of year	2,614,461	$6.32	3,339,611	$6.72	3,825,332	$7.57

The weighted average grant date fair value of options granted was $0.76 and $3.05 during 2009 and 2007, respectively.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note P—Share-Based Compensation Plans (Continued)

The following table summarizes the range of exercise prices and weighted average exercise prices for options outstanding and exercisable at November 30, 2009 under the Company’s stock option plans:

	Outstanding Options			Exercisable Options
	Number	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (yrs)	Number	Weighted Average Exercise Price
$0.00 — $4.99	644,875	$4.14	3.1	644,125	$4.14
$5.00 — $5.99	466,225	$5.23	1.5	466,225	$5.23
$6.00 — $6.99	310,050	$6.51	1.2	309,800	$6.51
$7.00 — $7.99	559,760	$7.50	.2	559,760	$7.50
$8.00 — $8.99	633,551	$8.20	2.3	633,551	$8.20

Total	2,614,461	$6.32	1.8	2,613,461	$6.32

There were 3,337,861 and 3,816,457 stock options exercisable with weighted average prices of $6.72 and $7.57 at November 30, 2008 and 2007, respectively.

A summary of the Company’s restricted stock activity and related information for the years ended November 30, 2009, 2008 and 2007 is as follows:

	2009		2008		2007
	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted- Average Grant Date Fair Value	Shares	Weighted Average Grant Date Fair Value
Non-vested at beginning of year	1,079,524	$4.43	576,024	$5.84	376,576	$5.50
Granted	610,550	$2.68	559,250	$3.02	291,320	$6.12
Vested	(264,904)	$5.55	(6,000)	$5.74	(87,872)	$5.36
Forfeited	(30,600)	$4.28	(49,750)	$4.87	(4,000)	$5.62

Non-vested at end of year	1,394,570	$3.45	1,079,524	$4.43	576,024	$5.84

No tax benefits are recognized currently for the granting of share-based compensation arrangements because it is more likely than not that such benefit will not be realized.

Compensation expense for all share-based payments, included in general and administrative expense, was $1.6 million, $1.2 million and $0.9 million during 2009, 2008 and 2007, respectively.

As of November 30, 2009, there was $2.5 million of total unrecognized compensation expense related to non-vested share-based compensation arrangements to be amortized over the next 2.0 years.

The intrinsic value of stock options exercised during both 2009 and 2007 was $0.1 million. No stock options were exercised during 2008.

Cash received from options exercised was $0.1 million during both 2009 and 2007.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note Q—Business Segment Information

The Company’s two operating segments were determined based on products and services provided. Accounting policies of the segments are the same as those described in the significant accounting policies.

The Company’s two operating segments are: Performance Chemicals and Decorative Products. The Company’s operating segments are strategic business units that offer different products and services. They are managed separately based on fundamental differences in their operations.

Effective March 2009, the Company realigned product lines in its Decorative products segment to integrate cross-functional business team structures. The Contract Interiors and Coated Fabric lines were combined into the Commercial Wallcovering and Coated Fabrics product line and Performance Film products were moved from Coated Fabrics and combined with Laminates into the Decorative Laminates and Performance Films product line. All prior period amounts have been reclassified to conform to current year presentation.

The Performance Chemicals segment produces a broad range of emulsion polymers and specialty chemicals based primarily on styrene butadiene, styrene butadiene acrylonitrile, styrene butadiene vinyl pyridine, polyvinyl acetate, acrylic, styrene acrylic, vinyl acrylic, glyoxal and fluorochemical chemistries. Performance Chemicals’ custom-formulated products are tailored for coatings, binders and adhesives, which are used in paper, carpet, nonwovens, construction, oil and gas drilling, adhesives, paper tape, tire cord, floor polish, textiles, graphic arts, plastic parts and various other applications. Its products provide a variety of functional properties to enhance the Company’s customers’ products, including greater strength, adhesion, dimensional stability, water resistance, flow and leveling, improved processibility and enhanced appearance.

The Performance Chemicals segment consists of two product lines. The Paper and Carpet Chemicals product line encompasses products that have applications in the paper and carpet industries. Paper coatings are used in magazines, catalogs, direct mail advertising, brochures, printed reports, food cartons, household and other consumer and industrial packaging. Carpet binders are used to secure carpet fibers to carpet backing and meet the stringent manufacturing, environmental, odor, flammability and flexible installation requirements. The Specialty Chemicals product line encompasses products that have applications for nonwovens (such as hygiene component products, engine filters, resilient flooring underlay, roofing mat, shoe components and commercial scrub pads), floor polish, paper tape, adhesives, tire cord, textiles, oil field services, construction and plastic part coatings.

The Decorative Products segment develops, designs, produces and markets a broad line of decorative and functional surfacing products, including commercial wallcoverings, coated fabrics, vinyl, paper and specialty laminates and industrial films. These products are used in numerous applications, including commercial building refurbishment, remodeling and new construction, residential cabinets, flooring and furnishings, transportation markets including school busses, marine and automotive, manufactured housing and a variety of performance films applications.

The Decorative Products segment consists of two product lines. The Commercial Wallcovering and Coated Fabrics product line includes wallcovering and upholstery used in refurbishment and new construction applications for the commercial office, hospitality, health care, retail, education and restaurant markets, marine and transportation seating, commercial and residential furniture and automotive soft top covers. The Decorative Laminates and Performance Films product line applications include kitchen and bath cabinets, manufactured housing and recreational vehicle interiors, flooring, commercial and residential furniture, retail display fixtures, home furnishings, consumer electronics and a variety of industrial film applications.

The Company’s operations are located primarily in the United States, United Kingdom, China and Thailand. There was no single customer that accounted for more than 10% of the Company’s consolidated net sales.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note Q—Business Segment Information (Continued)

Segment operating profit represents net sales less applicable costs, expenses and provisions for restructuring and severance costs, asset write-offs and work stoppage costs relating to operations. However, management excludes restructuring and severance costs, asset write-offs and work stoppage costs when evaluating the results and allocating resources to the segments.

Segment operating profit excludes unallocated corporate headquarters expenses, provisions for corporate headquarters restructuring and severance, interest expense and income taxes. Corporate headquarters expense includes the cost of providing and maintaining the corporate headquarters functions, including salaries, rent, travel and entertainment expenses, depreciation, utility costs, outside services and amortization of deferred financing costs.

Segment operating profit for 2009, 2008 and 2007 was impacted by a number of items which were discussed earlier in this Annual Report. Management excludes certain of these items when evaluating the results of the Company’s segments. These items for 2009 include restructuring and severance of $2.0 million, asset impairment charges of $1.1 million, flood-related costs of $0.5 million, pension plan curtailment gains of $0.5 million and other items of $0.4 million; for 2008 include restructuring, severance and asset write-offs of $0.6 million; and for 2007, restructuring and severance charges of $0.8 million and a gain on a building sale of $0.7 million.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note Q—Business Segment Information (Continued)

The following table sets forth a summary of operations by segment and a reconciliation of segment sales to consolidated sales and segment operating profit (loss) to consolidated income (loss) from continuing operations before income taxes.

	2009	2008	2007
	(Dollars in millions)
Net Sales
Performance Chemicals
Paper and Carpet Chemicals	$249.2	$337.0	$308.9
Specialty Chemicals	147.6	184.6	166.4

Total Performance Chemicals	$396.8	$521.6	$475.3

Decorative Products
Commercial Wallcovering and Coated Fabrics	$217.7	$252.2	$174.9
Decorative Laminates and Performance Films	81.9	95.6	95.3

Total Decorative Products	$299.6	$347.8	$270.2

Total Net Sales	$696.4	$869.4	$745.5

Segment Operating Profit (Loss)
Performance Chemicals	$48.0	$25.2	$23.8
Decorative Products	1.6	(6.5)	8.6

Total segment operating profit	$49.6	$18.7	$32.4
Interest expense	(8.1)	(13.0)	(16.5)
Corporate expense	(13.6)	(7.7)	(10.4)
Debt redemption expense	—	—	(12.4)

Income (Loss) From Continuing Operations Before Income Taxes	$27.9	$(2.0)	$(6.9)

Total Assets
Performance Chemicals	$136.9	$148.3	$144.1
Decorative Products	179.8	191.2	159.1
Corporate	21.3	12.1	23.2

	$338.0	$351.6	$326.4

Equity Investments
Decorative Products	$—	$—	$22.2

Capital Expenditures
Performance Chemicals	$5.3	$7.5	$7.9
Decorative Products	4.7	5.9	5.2
Corporate	.4	1.4	3.1

	$10.4	$14.8	$16.2

Depreciation and Amortization
Performance Chemicals	$9.9	$11.0	$11.1
Decorative Products	12.7	12.5	8.7
Corporate	.3	.4	.3

	$22.9	$23.9	$20.1

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note Q—Business Segment Information (Continued)

GEOGRAPHIC INFORMATION

	2009	2008	2007
	(Dollars in millions)
Net Sales
United States	$495.5	$661.6	$632.4
United States export sales	26.7	26.3	33.2
Europe	64.2	79.9	77.1
Asia	110.0	101.6	2.8

	$696.4	$869.4	$745.5

Segment Operating Profit
United States	$39.2	$18.1	$29.3
Europe	4.7	4.4	2.6
Asia	5.7	(3.8)	.5

	$49.6	$18.7	$32.4

Total Assets
United States	$207.5	$230.8	$245.7
Europe	50.6	44.0	55.6
Asia	79.9	76.8	25.1

	$338.0	$351.6	$326.4

Long-Lived Assets
United States	$104.9	$116.3	$122.5
Europe	12.8	12.5	17.4
Asia	28.6	30.4	.1

	$146.3	$159.2	$140.0

Unconsolidated Asian Joint Ventures
CPPC—Decorative Products Co., Ltd.
Current assets			$25.4
Non-current assets			$9.0
Current liabilities			$13.1
Non-current liabilities			$—
Net sales			$47.1
Gross profit			$2.2
Operating income (loss)			$.5
Net income (loss)			$.5

CG—OMNOVA Decorative Products (Shanghai) Co., Ltd.
Current assets			$20.0
Non-current assets			$10.1
Current liabilities			$10.7
Non-current liabilities			$.1

Net sales			$56.3
Gross profit			$6.0
Operating income			$1.9
Net income			$1.9

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note R—Financial Instruments and Fair Value Measurements

Financial Risk Management Objectives and Policies

The Company is exposed primarily to credit, interest rate and currency exchange rate risks which arise in the normal course of business.

Credit Risk

Credit risk is the potential financial loss resulting from the failure of a customer or counterparty to settle its financial and contractual obligations to the Company, as and when they fall due. The primary credit risk for the Company is its receivable accounts. The Company has established credit limits for customers and monitors their balances to mitigate its risk of loss. At November 30, 2009 and 2008, there were no significant concentrations of credit risk. There was one customer who represented approximately 10.5% of the Company’s net trade receivables at November 30, 2009 and 2008. The maximum exposure to credit risk is primarily represented by the carrying amount of the Company’s accounts receivable.

Foreign Currency Risk

The Company incurs foreign currency risk on sales and purchases denominated in other than the functional currency. The currencies giving rise to this risk are primarily the GB Pound Sterling, the Euro, Thai Baht and Chinese Yuan. Foreign currency exchange contracts are used by the Company’s Thailand subsidiary to manage risks from the change in exchange rate of the Thai Baht on sales made in U.S. dollars. These forward contracts are used on a continuing basis for periods of less than one year, consistent with the underlying hedged transactions. The hedging minimizes the impact of foreign exchange rate movements on the Company’s operating results. The notional amount of outstanding foreign exchange contracts, translated at current rates, was $0.1 million as of November 30, 2009. As of November 30, 2009, the fair value of forward contracts was less than $0.1 million and was recorded as other current assets.

Interest Rate Risk

The Company’s exposure to the risk of changes in market interest rates relates primarily to the Company’s debt, which bears interest at variable rates, which approximates market interest rates. The Company has one interest rate swap with a notional amount of $50 million to convert a portion of its Term Loan from variable to fixed rates. The valuation of this swap is determined using the three month LIBOR index.

Fair Value Measurements

The following financial assets and liabilities were measured at fair value on a recurring basis during 2009:

	Fair Value	Level 1	Level 2	Level 3
Financial Assets
Foreign currency exchange contracts	$—	$—	$—	$—

Total assets	$—	$—	$—	$—

Financial Liabilities
Interest rate swap	$4.6	$—	$4.6	$—

Total liabilities	$4.6	$—	$4.6	$—

Assets and liabilities that are within the provisions of Accounting Standards Codification 820, such as the Company’s foreign currency exchange contracts and interest rate swap, are recorded at fair value using market and income valuation approaches and considering the Company’s and counterparty’s credit risk. The Company uses the market approach and the income approach to value assets and liabilities as appropriate. The Company’s foreign currency exchange contracts and interest rate swap are not exchange traded instruments, however, they are valued based on observable inputs for similar assets or liabilities and accordingly are classified as level 2 inputs.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

Note S—Other (Income) Expense

In June 2009, the Company’s Jeannette, Pennsylvania manufacturing facility experienced a flood. As a result of the flood, the facility incurred some property damage and business interruption. Business disruption was minimized as certain production was transferred to the Company’s other manufacturing facilities and cleanup and restoration of the production capability at the Jeannette facility was completed within 15 days. Included in other (income) expense, net are flood-related costs of $0.5 million, net of estimated insurance proceeds.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS—Continued

OMNOVA SOLUTIONS INC.

Quarterly Financial Data (Unaudited)

	Three Months Ended
2009	February 28,	May 31,	August 31,	November 30,
	(Dollars in millions, except per share amounts)
Net sales	$160.2	$161.3	$186.1	$188.8
Gross profit(1)(2)	$31.7	$40.0	$44.0	$44.0
Restructuring and severance	$(.9)	$(.8)	$(.3)	$(.1)
Flood related expenses(3)	$—	$—	$(.5)	$—
Asset impairments and write-offs	$—	$(.7)	$—	$(.4)
Net (Loss) Income(4)	$(.1)	$5.1	$10.1	$11.1
Net (loss) income per share(5)
Basic	$—	$.12	$.23	$.25
Diluted	$—	$.12	$.23	$.25
Common stock price range per share—high	$1.84	$2.83	$6.50	$8.08
—low	$.60	$.75	$2.50	$4.24

	Three Months Ended
2008	February 28,	May 31,	August 31,	November 30,
	(Dollars in millions, except per share amounts)
Net sales	$190.6	$219.7	$239.5	$219.6
Gross profit(1)	$30.5	$33.8	$39.1	$34.6
Restructuring and severance	$—	$—	$.4	$.2
Net (Loss) Income(4)	$(3.0)	$(3.1)	$3.1	$.8
Net (loss) income per share(5)
Basic and diluted	$(.07)	$(.07)	$.07	$.02
Common stock price range per share—high	$5.48	$4.18	$3.83	$2.95
—low	$3.04	$2.84	$2.26	$.40

(1)

Gross profit excludes depreciation expense. Depreciation expense related to manufacturing facilities and equipment was $4.3 million, $4.4 million, $4.6 million and $4.4 million for the three months ended February 28, May 31, August 31 and November 30, 2009 and $4.0 million, $4.7 million, $4.5 million and $4.4 million for the three months ended February 28, May 31, August 31 and November 30, 2008, respectively.

(2)

Gross profit includes net LIFO inventory reserve adjustments of $2.7 million, $2.2 million, $(0.4) million and $1.5 million for the three months ended February 28, May 31, August 31 and November 30, 2009, respectively, and $(0.3) million and $(6.2) million for the three months ended August 31 and November 30, 2008, respectively.

(3)

During the third quarter of 2009, the Company’s Jeannette, Pennsylvania facility experienced a flood for which the Company incurred cleanup and restoration cost of $0.5 million, net of insurance proceeds.

(4)	For the three months ended November 30, 2009 and 2008, the Company recorded an adjustment to increase its tax provision of $0.9 million in 2009 and reduce its tax provision $0.5 million in 2008.
(5)	The sum of the quarterly EPS amounts may not equal the annual amount due to changes in the number of shares outstanding during the year.